Exhibit 10.1

CREDIT AGREEMENT

among

COMMUNICATIONS Systems, Inc.,

JDL TECHNOLOGIES, INCORPORATED and TRANSITION NETWORKS, INC.,

as Borrowers,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Bank

Closing Date: October 28, 2011

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-i-

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-ii-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of October 28, 2011 by and among COMMUNICATIONS Systems, Inc., a Minnesota corporation (“Communications Systems”), JDL TECHNOLOGIES, INCORPORATED, a Minnesota corporation (“JDL”), TRANSITION NETWORKS, INC., a Minnesota corporation (“Transition Networks”; together with Communications Systems and JDL, “Borrowers” and each a “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Bank”).

RECITALS

Borrowers have requested that Bank extend credit to Borrowers as described below, and Bank has agreed to provide such credit to Borrowers on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrowers hereby agree as follows:

ARTICLE I
CREDIT TERMS

Section 1.1 Line of Credit.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrowers from time to time up to and including November 1, 2013, not to exceed at any time the aggregate principal amount of Ten Million Dollars ($10,000,000) (the “Line of Credit”), the proceeds of which shall be used for working capital and other general corporate purposes. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note of even date herewith (as amended, restated, supplemented, extended, replaced, renewed or otherwise modified from time to time, the “Revolving Note”), all terms of which are incorporated herein by this reference. Each Borrower jointly and severally promises to pay the debts, liabilities and obligations arising under or in connection with this Agreement, the Revolving Note and the other Loan Documents (including principal, interest, fees, costs, and expenses) in full on the Maturity Date (as defined in the Revolving Note).

(b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby or commercial letters of credit for the account of a Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Ten Million Dollars ($10,000,000); and provided, further, that no Letter of Credit shall be issued hereunder if, after giving effect to the issuance of such Letter of Credit, the Aggregate Outstanding Amount would exceed the amount of the Line of Credit. The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed one (1) year, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all issued and outstanding Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of such letter of credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by

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Borrowers in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrowers shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrowers, at the rate of interest applicable to advances under the Line of Credit. In such event Borrowers agree that Bank, in its sole discretion, may debit any account maintained by any Borrower with Bank for the amount of any such drawing. As used herein, “Aggregate Outstanding Amount” means the sum of (i) the aggregate principal amount of all outstanding advances made by Bank under the foregoing clause (a) and (ii) the aggregate remaining available amount of all issued and outstanding Letters of Credit and Borrowers’ obligation to pay amounts drawn under Letters of Credit which have not yet been reimbursed with proceeds of an advance or otherwise.

(c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Revolving Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

Section 1.2 Interest/Fees.

(a) Interest. The outstanding principal balance of advances under the Line of Credit, and the amount of each drawing paid under any Letter of Credit, shall bear interest at the rate of interest set forth in the Revolving Note.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Revolving Note or other instrument or document required hereby.

(c) Unused Fee. Borrowers shall pay to Bank a fee equal to 0.125% per annum, computed on the basis of a 360-day year, actual days elapsed, on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis and shall be due and payable by Borrowers on the last business day of each quarter. Any portion of the unused fee under this clause (c) remaining unpaid on the Maturity Date shall be due and payable on such date.

(d) Letter of Credit Fees. Borrowers shall pay to Bank (i) fees upon the issuance or renewal of each Letter of Credit equal to the greater of (A) $500 and (B) one and one-tenth of one percent (1.10%) (computed on the basis of a 360-day year, actual days elapsed) of the face amount of such Letter of Credit, and (ii) fees upon the payment or negotiation of each drawing under each Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including, without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

Section 1.3 Collection of Payments. Borrowers authorize Bank to collect all principal, interest and fees and other amounts due under or in connection with this Agreement, the Revolving Note or the other Loan Documents by charging Communications System’s deposit account number 4124303454 with Bank, or any other deposit account maintained by any Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrowers.

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Section 1.4 Collateral. As security for all indebtedness and other debts, liabilities and obligations of Borrowers to Bank, each Borrower hereby grants to Bank security interests of first priority (except as otherwise permitted by this Agreement) in all of such Borrower’s property. The foregoing shall be evidenced by and subject to the terms of such additional security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrowers shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security interest or agreements and documents, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

Section 1.5 Additional Definition. As used herein, “Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 50% of the outstanding capital stock having general voting power under ordinary circumstances to elect a majority of the governing board of such entity (irrespective of whether or not at the time stock or membership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by any Borrower. Unless otherwise specified, “Subsidiary” means a Subsidiary of a Borrower.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Borrowers make the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrowers to Bank subject to this Agreement.

Section 2.1 Legal Status. Communications Systems, JDL and Transition Networks are each a corporation, duly organized and existing and in good standing under the laws of Minnesota, and each is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrowers.

Section 2.2 Authorization and Validity. This Agreement, the Revolving Note and each contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrowers or the party which executes the same, enforceable in accordance with their respective terms.

Section 2.3 No Violation. The execution, delivery and performance by Borrowers of each of the Loan Documents do not and will not violate any provision of any law or regulation, or contravene any provision of the articles of incorporation or bylaws of any Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which any Borrower is a party or by which any Borrower may be bound, or require any authorization, consent or approval which has not been obtained prior to the date hereof, or require any authorization, consent or approval by, or registration, declaration or filing (other than filing of financing statements and recording of mortgages as contemplated hereunder) with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to

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the date hereof, or violate any provision of any law, rule or regulation (including but not limited to Regulations T, U or X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to any Borrower or of the articles of incorporation or bylaws of any Borrower.

Section 2.4 Litigation. Except as set forth in Schedule 2.4, there are no pending, or to the best of any Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of any Borrower other than those disclosed by Borrowers to Bank in writing prior to the date hereof.

Section 2.5 Correctness of Financial Statement. The annual financial statements of Borrowers dated December 31, 2010, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrowers to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrowers that are required to be reflected or reserved against under generally accepted accounting principles consistently applied (“GAAP”), whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrowers, nor has any Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

Section 2.6 Income Tax Returns. Borrowers have no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year, and each Borrower has paid or caused to be paid to the proper authorities when due all federal, state, foreign and local taxes required to be withheld by it. Each Borrower has filed all federal, state and local tax returns which are required to be filed, and each Borrower has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, except for any such tax, assessment, charge or claim whose amount, applicability or validity is being contested by such Borrower in good faith and by proper proceedings and for which such Borrower shall have set aside adequate reserves in accordance with GAAP.

Section 2.7 No Subordination. There is no agreement, indenture, contract or instrument to which any Borrower is a party or by which any Borrower may be bound that requires the subordination in right of payment of any of such Borrower’s obligations subject to this Agreement to any other obligation of such Borrower.

Section 2.8 Permits, Franchises. Each Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

Section 2.9 ERISA. Each Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); no Borrower has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by such Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by any Borrower; each Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

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Section 2.10 Other Obligations. No Borrower is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

Section 2.11 Environmental Matters. Except as set forth in Schedule 2.11, to the best of each Borrower’s knowledge, such Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of any Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. To the best of each Borrower’s knowledge, none of the operations of such Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. No Borrower has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

Section 2.12 Real Property. Set forth and described in Schedule 2.12 is a correct and complete list of all interests (including, but not limited to, all fee simple and leasehold interests) of each Borrower in any real property or fixtures, wherever located.

Section 2.13 Adverse Change. There has been no material adverse change in the business, properties or condition (financial or otherwise) of Borrowers since the date of the last financial statement referred to in Section 2.5.

Section 2.14 Intellectual Property Rights. Schedule 2.14 is a complete list of all intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works, applications, and material unregistered copyrights and service marks (collectively, the “Intellectual Property”) owned by each Borrower, including the application, registration or patent number of each item. Borrowers own the Intellectual Property free and clear of all restrictions (including covenants not to sue a third person and entity), court orders, injunctions, decrees, writs or security interests, liens, charges or other encumbrances (other than those specifically permitted by this Agreement), whether by written agreement or otherwise, (i) no person or entity other than a Borrower owns or has been granted any right in the Intellectual Property, (ii) all Intellectual Property is valid, subsisting and enforceable, and (iii) each Borrower has taken all commercially reasonable action necessary to maintain, protect and enforce the Intellectual Property owned by it.

ARTICLE III
CONDITIONS

Section 3.1 Conditions of Initial Extension of Credit. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by the parties thereto:

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(i) This Agreement.

(ii) The Revolving Note.

(iii) The Security Agreement between Borrowers and Bank.

(iv) The Standby Letter of Credit Agreements.

(v) The Commercial Letter of Credit Agreements.

(vi) Financing statements with respect to each Borrower to be filed in each jurisdiction which, in the opinion of Bank, is reasonably necessary to perfect the security interests and liens created by the Security Agreement, to the extent such security interests and liens can be perfected by filing.

(vii) Current searches of appropriate filing offices in the jurisdiction in which the Borrowers are organized, has an office or otherwise conducts business (including but not limited to patent and trademark offices, secretaries of state and county recorders) showing that no state or federal tax liens have been filed and remain in effect against Borrower, and that no financing statements or other notifications or filings have been filed and remain in effect against Borrower, other than those for which Bank has received an appropriate release, termination or satisfaction or those permitted in accordance with this Agreement.

(viii) Certificate of the secretary or other appropriate officer of each Borrower (A) certifying that the execution, delivery and performance of this Agreement, the Revolving Note and other documents contemplated hereunder to which such Borrower is a party have been duly approved by all necessary action of the board of directors of such Borrower, and attaching true and correct copies of the applicable resolutions granting such approval, and (B) certifying that attached to such certificate are true and correct copies of such Borrower’s articles of incorporation and bylaws, together with such copies, together with a certification of the names of the officers of such Borrower that are authorized to sign this Agreement, the Revolving Note and other documents contemplated hereunder, together with the true signatures of such officers. Bank may conclusively rely on such certificate until Bank receives a further certificate of the secretary or assistant secretary of such Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

(ix) A certificate of good standing for each Borrower from the Secretary of State (or the appropriate official) of the state of formation of such Borrower, dated not more than 30 days prior to the Closing Date.

(x) Such other documents as Bank may require under any other section of this Agreement.

(c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of any Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of any Borrower.

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(d) Insurance. Borrowers shall have delivered to Bank evidence of insurance coverage on all of each Borrower’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with lender’s loss payable and additional insured endorsements in favor of Bank.

(e) Costs and Expenses. Payment of all fees and expenses then due and payable pursuant to this Agreement.

Section 3.2 Conditions of Each Extension of Credit. The obligation of Bank to make each extension of credit requested by Borrowers hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE IV
AFFIRMATIVE COVENANTS

Each Borrower covenants that so long as Bank remains committed to extend credit to Borrowers pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrowers to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrowers subject hereto, Borrowers shall, and shall cause each Subsidiary to, unless Bank otherwise consents in writing:

Section 4.1 Punctual Payments. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein , and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

Section 4.2 Accounting Records. Maintain adequate books and records in accordance with GAAP consistently applied, and permit any representative of Bank, upon advance notice and at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of each Borrower.

Section 4.3 Financial Statements. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) as soon as available, and in any event not later than 120 days after and as of the end of each fiscal year, audited annual financial statements of Borrowers and an unqualified opinion, prepared by independent certified public accountants acceptable to Bank, to include balance sheets as of the end of such fiscal year and the related statements of income, retained earnings and cash flows of the Borrowers for the fiscal year then ended, prepared on a

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consolidating and consolidated basis, all in reasonable detail and prepared in accordance with GAAP;

(b) not later than 45 days after and as of the end of each fiscal quarter, financial statements of Borrowers, prepared by Borrowers, including an unaudited internal balance sheets and statements of income, cash flow and retained earnings of Borrowers as at the end of such quarter and for the year-to-date period then ended, prepared on a consolidating and consolidated basis, in reasonable detail, all prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes;

(c) not later than 45 days after and as of the end of each fiscal quarter, in form and substance acceptable to Bank, a compliance certificate;

(d) contemporaneously with each annual and quarterly financial statement of Borrowers required hereby, a certificate of the president or chief financial officer of each Borrower that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default or, if such officer has knowledge of the occurrence of any Event of Default or any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default, stating in reasonable detail the facts with respect thereto;

(e) not later than 120 days after the commencement of each fiscal year, the projected balance sheets, income statements, capital expenditures budget, and cash flow statements of Borrowers for each month of such year, each in reasonable detail, representing the good faith projections of Borrowers for each such month, and certified by each Borrower’s president or chief financial officer as being the most accurate projections available, together with such supporting schedules and information as Bank from time to time may reasonably request; and

(f) from time to time such other information as Bank may reasonably request.

Section 4.4 Compliance. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which each Borrower is organized and/or which govern such Borrower’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to any Borrower and/or its business.

Section 4.5 Insurance. Maintain and keep in force, for each business in which each Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank and including such lender’s loss payable and additional insured endorsements as Bank may request, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

Section 4.6 Facilities. Keep all properties useful or necessary to each Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained. At any time upon Bank’s request, obtain a consent and waiver agreement, in form and substance acceptable to Bank, signed by each landlord with respect to any Borrower’s leased locations as shown on Schedule

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2.12, acknowledging Bank’s prior security interest in all personal property located on such leased site and allowing Bank to enter upon such leased site to remove such personal property at any time.

Section 4.7 Taxes and Other Liabilities. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as a Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which such Borrower has made provision, to Bank’s satisfaction, for eventual payment thereof in the event such Borrower is obligated to make such payment.

Section 4.8 Litigation. Promptly give notice in writing to Bank of any litigation pending or threatened against any Borrower with a claim in excess of $250,000.

Section 4.9 Financial Condition. Maintain Borrowers’ financial condition as follows using GAAP (except to the extent modified by the definitions herein), with compliance determined as of each fiscal quarter end, determined on a rolling four-quarter basis, commencing with financial statements for the quarter ending December 31, 2011:

(a) a minimum Current Ratio not less than 1.75 to 1.0;

(b) a minimum Net Profit of $3,000,000;

(c) a minimum Tangible Net Worth of not less than $60,000,000; and

(d) no two consecutive quarterly losses.

As used herein:

(v) “Current Ratio” means, with respect to the applicable computation period, the ratio of (i) current assets owned by such entity to (ii) current liabilities of such entity, plus the sum of all outstanding working capital borrowings under the Line of Credit and Letters of Credit issued under this Agreement;

(x) “Net Profit” means net profit of an entity before tax;

(y) “Tangible Net Worth” means the sum of (i) an entity’s total net worth less (ii) any intangible assets owned by such entity, plus the sum of all Subordinated Debt; and

(z) “Subordinated Debt” means debt of a person or entity that is subordinated to the payment of all debts, liabilities and obligations of Borrowers arising under or in connection with this Agreement and any other Loan Documents and all rights and remedies granted to Bank under or in connection with this Agreement and any other Loan Documents pursuant to a subordination agreement in form and substance acceptable to Bank in its sole discretion, executed and delivered by each holder of such subordinated debt in favor of Bank.

Section 4.10 Notice to Bank. Promptly (but in no event more than five business (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of any Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or

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(d) any termination or cancellation of any insurance policy which any Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting any Borrower’s property in excess of an aggregate of $250,000.

Section 4.11 UCC Terminations. No later than thirty days following the date of this Agreement, Borrowers will deliver to Bank a filed UCC-3 termination statement with respect to each of the following UCC-1 financing statements: (a) UCC-1 Financing Statement filed as filing number 201020348066 on May 24, 2010 with the Minnesota Secretary of State, naming Communications Systems as debtor and US Bancorp as secured party; and (b) UCC-1 Financing Statement filed as filing number 200916106668 on May 15, 2009 with the Minnesota Secretary of State, naming JDL as debtor and GE Commercial Distribution Finance Corporation as secured party.

ARTICLE V
NEGATIVE COVENANTS

Borrowers further covenant that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrowers to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrowers subject hereto, Borrowers will not, and will not permit any Subsidiary to, without Bank’s prior written consent:

Section 5.1 Use of Funds. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

Section 5.2 Other Indebtedness. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrowers to Bank; (b) any other debts, liabilities or obligations of Borrowers existing as of the date of this Agreement and set forth in Schedule 5.2 hereto; (c) debts of Borrowers secured by purchase money liens not to exceed $500,000 in the aggregate at any time outstanding; (d) any indebtedness arising from any Permitted Acquisition. As used herein, “Permitted Acquisition” means an acquisition by a Borrower of (x) assets constituting a business, division or product line of any entity not already a Subsidiary, or (y) the capital stock or equity of any such entity (including by way of merger) as a result of which stock acquisition such entity shall become a Subsidiary of such Borrower or shall be merged with and into a Subsidiary of such Borrower, provided that (in each case), the business activities of the acquired entity are substantially similar to the business activities conducted by any Borrower or its Subsidiaries at the time of the transaction or a reasonable extension thereof and, in the case of any consolidation or merger, a Borrower or an existing Subsidiary shall be the continuing or surviving corporation (provided, however, that under no circumstances may a Borrower merge into or consolidate with any Subsidiary).

Section 5.3 Merger, Consolidation, Transfer of Assets. Merge into or consolidate with any other entity; make any substantial change in the nature of any Borrower’s business as conducted as of the date hereof; sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business.

Section 5.4 Guaranties. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, or pledge or hypothecate any assets of any Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

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Section 5.5 Loans, Advances, Investments. Make any loans or advances in excess of $250,000 in the aggregate per fiscal year to any person or entity or make, purchase, hold or permit to exist any other investments of any kind, except any of the foregoing existing as of the date of this Agreement and set forth on Schedule 5.6 hereto.

Section 5.6 Pledge of Assets. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of its assets now owned or hereafter acquired, except (a) any of the foregoing in favor of Bank or (b) which is existing as of the date of this Agreement and set forth on Schedule 5.7 hereto or (c) which constitute purchase money liens securing indebtedness permitted under Section 5.2 hereof, provided that such purchase money liens do not extend to or cover any property of a Borrower or a Subsidiary other than the property then being acquired and the aggregate principal amount of the indebtedness secured by such lien does not exceed the cost of the property so acquired in connection therewith.

ARTICLE VI
EVENTS OF DEFAULT

Section 6.1 Event of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Any Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by any Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this Section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.

(d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which any Borrower, any guarantor hereunder or any general partner or joint venturer in any Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any person or entity, including Bank, and with respect to any such default that by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence; provided, however, that any default which causes or results in the acceleration of any debt or other liability shall not be considered a default that by its nature can be cured, and shall result in an immediate Event of Default hereunder.

(e) Any Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; any Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the

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United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or any Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against any Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f) The filing of a notice of judgment lien against any Borrower or any Third Party Obligor; or the recording of any abstract of judgment against any Borrower or any Third Party Obligor in any county in which such Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of any Borrower or any Third Party Obligor; or the entry of a judgment against any Borrower or any Third Party Obligor; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against any Borrower or any Third Party Obligor.

(g) There shall exist or occur any event or condition that Bank in good faith believes likely to materially impair, or is substantially likely to materially impair, the prospect of payment or performance by any Borrower, any Third Party Obligor, or the general partner of either if such entity is a partnership, of its obligations under any of the Loan Documents.

(h) The dissolution or liquidation of any Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or any Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of such Borrower or such Third Party Obligor.

Section 6.2 Remedies. Upon the occurrence of any Event of Default, Bank may exercise any or all of the following rights and remedies: (a) all indebtedness of Borrowers under each of the Loan Documents, any term thereof to the contrary notwithstanding, may at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents may immediately cease and terminate; (c) Bank may have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law; and (d) Bank may apply for the appointment of, or taking possession by, a trustee, receiver, liquidator or other similar official of any Borrower to hold or liquidate all or any substantial part of the properties or assets of such Borrower. Borrowers hereby consent to such appointment and agrees to execute and deliver any and all documents requested by Bank relating to the appointment of such trustee, receiver, liquidator or other similar official (whether by joining in a petition for the appointment of such an official, by entering no contest to a petition for the appointment of such an official, or otherwise, as appropriate under applicable law). All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

Section 6.3 Right of Setoff. If an Event of Default shall have occurred, Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional

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or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Bank or any such affiliate to or for the credit or the account of Borrowers against any and all of the obligations of Borrowers now or hereafter existing under this Agreement or any other Loan Document to Bank or any such affiliate, irrespective of whether or not Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrowers may be contingent or unmatured or are owed to a branch or office of Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender Party and its affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Bank or its affiliates may have. Bank will notify Borrowers promptly after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE VII
MISCELLANEOUS

Section 7.1 No Waiver. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

Section 7.2 Notices. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWERS:

Communications Systems, Inc.

10900 Red Circle Drive

Minnetonka, MN 55343

BANK:

Wells Fargo Bank, National Association

MAC N9307-230

7900 Xerxes Avenue S., Suite 2300

Bloomington, MN 55431

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

Section 7.3 Costs, Expenses and Attorneys’ Fees. Borrowers shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents (which the parties hereto agree shall not exceed $2,500), Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement and protection of Bank’s rights and remedies and/or the collection

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of any amounts which become due to Bank under any of the Loan Documents, by law or otherwise, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

Section 7.4 Successors, Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that no Borrower may assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, any Borrower or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder.

Section 7.5 Entire Agreement; Amendment. This Agreement and the other Loan Documents constitute the entire agreement between Borrowers and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

Section 7.6 No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

Section 7.7 Time. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

Section 7.8 Severability of Provisions. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

Section 7.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

Section 7.11 Arbitration.

(a)  Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment,

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modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Minnesota selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Minnesota or a neutral retired judge of the state or federal judiciary of Minnesota, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Minnesota and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Minnesota Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a

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waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

Section 7.12 Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Bank the prompt payment and performance of, all loans, debts, principal, interest, reimbursement or indemnification obligations, premiums, liabilities, obligations, fees, expenses, guaranties and all covenants and duties of any other kind and description owing by any Borrower, whether direct or indirect, absolute or contingent, due or to become due, sole, joint, several or joint and several, now existing or hereafter arising, pursuant to or evidenced by this Agreement or any other Loan Document. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until cash payment in full of the obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any obligations or Loan Document, or any other document, instrument or agreement to which any Borrower is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Bank with respect thereto; (c) the existence, value or condition of, or failure to perfect any of Bank’s liens or to preserve rights against, any security or guaranty for the obligations or any action, or the absence of any action, by Bank in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Borrower; (e) any election by Bank in an insolvency proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a lien, security interest or other encumbrance by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Bank against any Borrower for the repayment of any obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except cash payment in full of all obligations.

Signature pages follow

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

COMMUNICATIONS SYSTEMS, INC.
By: /s/ David T. McGraw
Name: David T. McGraw
Title: Chief Financial Officer

JDL TECHNOLOGIES, INCORPORATED
By: /s/ David T. McGraw
Name: David T. McGraw
Title: Chief Financial Officer

TRANSITION NETWORKS, INC.
By: /s/ David T. McGraw
Name: David T. McGraw
Title: Chief Financial Officer

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION
By: /s/ Michael M. Lebens
Name: Michael M. Lebens
Title: Vice President

Signature Page to Credit Agreement

Schedule 2.4

Litigation

None.

Schedule 2.4

Schedule 2.11

Environmental Matters

None.

Schedule 2.11

Schedule 2.12

Real Property

Owned:

Communications Systems: 10900 Red Circle Drive, Minnetonka, MN 55343

Communications Systems (Suttle): 1001 Highway 212, Hector, MN 55342

Communications Systems (Suttle): 951 Building, Hector, MN 55342

Communications Systems (Suttle): 901 Building, Hector, MN 55342

Communications Systems (Suttle): 230 Elm Street, Hector, MN 55342

Communications Systems (Suttle): 213 Main Street, Hector, MN 55342

Communications Systems (Suttle): 541 8th Street NE, Hector, MN 55342

Leased:

5450 Northwest 33rd Avenue, Ft. Lauderdale, FL

Foreign Locations:

Leased: 9F AAE Plaza No. 28, Jiangchange No. 3 Rd., Shanghai, China

Leased: 1030 Moorpark Avenue Sutie 232, San Jose, CA

Leased: Costa Rica property

Owned: Austin Taylor, Bethesda, Gwynedd, North Wales, United Kingdom, LL57 3BX

Schedule 2.12

Schedule 2.14

Intellectual Property

None.

Schedule 2.14

Schedule 5.2

Existing Indebtedness

Building Loan by Monumental Life Insurance Company, as lender, to Transition Networks, with a principal balance as of June 30, 2011 of $2,205,345 and maturing on March 1, 2016.

Schedule 5.2

Schedule 5.6

Existing Loans, Advances and Investments

Loan(s) by Communications Systems to Austin Taylor, in an amount not to exceed $3,297,077, as evidenced by that certain Demand Promissory Note of Austin Taylor dated July 1, 2011 payable to Communications Systems.

Schedule 5.6

Schedule 5.7

Existing Liens

Debtor Searched [Debtor Found]	Jurisdiction	Secured Party	Filing No.	Filing Date	Lien Description

Communications Systems Inc	Minnesota Secretary of State	US Bancorp	201020348066	05/24/10	Specific equipment
JDL Technologies, Incorporated	Minnesota Secretary of State	Mitel Networks, Inc.	200813949308	11/20/08	Inventory acquired from Mitel Networks, Inc., Proceeds, Accounts Receivable and Contract Rights, all pertaining to Inventory acquired from Mitel Networks, Inc.
JDL Technologies, Incorporated	Minnesota Secretary of State	Mitel Leasing, Inc.	200915220890	03/06/09	Axxcessory Talk VM System (Rental)
JDL Technologies, Incorporated	Minnesota Secretary of State	GE Commercial Distribution Finance Corporation	200916106668	05/15/09	All personal property of Debtor, whether such property or Debtor’s right, title or interest therein or thereto is now owned or existing or hereafter acquired or arising, and wherever located, including, without limitation, all accounts, inventory, equipment, fixtures, other goods, general intangibles, chattel paper, instruments, deposit accounts, investment property and documents, and all products and proceeds of the foregoing

 Schedule 5.7

Debtor Searched [Debtor Found]	Jurisdiction	Secured Party	Filing No.	Filing Date	Lien Description
Transition Networks, Inc.	Minnesota Secretary of State	Monumental Life Insurance Company	200718510660	10/09/07	All those assets that relate to the property commonly known as 10900 Red Circle Dr, Minnetonka, MN (and legally described as Lots 7 and 8, Block 1, and that part of Lot 6, Block 1, Opus 2 Eighth Addition, Hennepin Co, MN) and more particularly described in that certain Mortgage; covered assets include Accounts, Chattel Paper, Deposit Accounts, Documents, Equipment, Goods, Instruments, General Intangibles, Investment Property, and Letter of Credit Rights

Schedule 5.7